UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2017

Versartis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36361	26-4106690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4200 Bohannon Drive, Suite 250 Menlo Park, California		94025
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 963-8580

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officer; Approval of Salary Increases, Merit Bonus Awards and Stock Option and RSU Grants

On January 27, 2017, Versartis, Inc. (the “Company”) promoted Joshua Brumm, the Company’s Chief Financial Officer, to the position of Chief Operating Officer, effective immediately. Mr. Brumm will retain his position as Chief Financial Officer. The information required by Items 401(b), (d) and (e) of Regulation S-K regarding Mr. Brumm is disclosed in the Company’s definitive proxy statement for its 2016 Annual Meeting of Stockholders.

In addition, on January 27, 2017, the Compensation Committee of the Company’s Board of Directors approved: (a) increases in annual base salaries for 2017, (b) merit bonus awards related to 2016 performance, (c) grants of stock options (the “Options”) and (d) grants of restricted stock units (the “RSUs”) for each of the Company’s officers, including its named executive officers (as defined in Item 402(a)(3) of Regulation S-K), who are identified in the table below. The Options and RSUs were granted pursuant to the Company’s 2014 Equity Incentive Plan.

Named Executive Officer	Title	2017 Base Salary	2016 Bonus	Options	RSUs
Jay Shepard	Chief Executive Officer	$540,000	$337,900	144,900(1)	64,700(2 10,000(3	) )
Joshua Brumm	Chief Financial Officer and Chief Operating Officer	$428,000	$150,901	65,590(1)	43,900(2)
Shane Ward	Senior Vice President and General Counsel	$340,700	$104,914	46,200(1)	20,600(2)

(1)	The shares underlying this award shall vest as follows: 1/48 of the shares subject to the award vest monthly following the vesting commencement date, subject to the officer’s continuous service on each applicable vesting date. The vesting commencement date for the award is the date of grant.
(2)	The shares underlying this award shall vest as follows: 25% of the shares subject to the award shall vest on each of the first, second, third and fourth anniversaries of the vesting commencement date. The vesting commencement date of the award is the date of grant.
(3)	The shares underlying this award shall vest as follows: 33.33%, 33.33% and 33.34% shall vest on each of the first, second and third anniversaries of the vesting commencement date. The vesting commencement date of the award is the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2017	Versartis, Inc.

	By:	/s/ Joshua T. Brumm
Joshua T. Brumm
Chief Financial Officer and Chief Operating Officer